Exhibit 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. ACQUIRES “JOY OF AUSTIN” GENTLEMEN’S CLUB

HOUSTON – (December 21, 2009) – Rick’s Cabaret International, Inc. (NASDAQ: RICK), the nation’s leading operator of upscale gentlemen’s clubs, said today it has purchased an adult nightclub located  off Interstate 35 just north of Austin, Texas.

The company estimates the new location will add about $800,000 annually in earnings before income tax, depreciation and amortization (EBITDA).

Total purchase price for the club currently known as Joy of Austin was $5.2 million. Rick’s Cabaret paid $2.7 million in cash, plus five year seller notes of $1.85 million at 4.75 percent interest, and assumption of $650,000 in existing mortgage debt. The transaction includes the business and real property.

Eric Langan, President and CEO of Rick’s Cabaret, said:  “We have long believed the Austin market is ideal for the Rick’s Cabaret business model. The location we have purchased is more attractive from the standpoint of visibility and accessibility than our previous location in this market.”

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities operate under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Website couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com http://www.ricks.com/.

Contact:  Allan Priaulx, 212-338-0050, allan@ricks.com